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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 8-K
                                   CURRENT REPORT



Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934.



Date of Report (Date of earliest event reported):      January 21, 1999
                                                 -------------------------

                               HICKORY TECH CORPORATION
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


          Minnesota                  0-13721                  41-1524393
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(State or other jurisdiction         (Commission            (IRS Employer
     of incorporation)             File Number)           Identification No.)



221 East Hickory Street, P.O. Box 3248, Mankato, MN                   56002-3248
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(Address of principal executive offices)                              (Zip code)



Registrant's telephone number including area code                (800) 326-5789
                                                  ------------------------------

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ITEM 5.  OTHER EVENTS.

On January 21, 1999, Hickory Tech Corporation issued the following press release.

             HICKORY TECH CORPORATION REPORTS FOURTH QUARTER EARNINGS
                             WITH RECORD HIGH REVENUES


Mankato, MN--Hickory Tech Corporation (HTC) announced its fourth quarter net income of $3,040,000, reflecting a 3.4% increase over the fourth quarter of 1997. The 1998 fourth quarter revenue of $25,480,000 was the largest single quarter revenue in Company history. This achievement comes despite the lack of revenue from Digital Techniques Inc., a subsidiary which the Company sold on
September 30, 1998.   The increased fourth quarter revenues that the Company
received from newly acquired businesses more than offset the $1.9 million revenues from Digital Techniques in the fourth quarter 1997. Altogether, the revenues of Crystal Communications (internal startup - CLEC and long distance - started January 1998), and the cellular business acquired in May 1998 (RSA 10, brand name Cellular One), and the full quarter impact of Datacomm Products (acquired November 1997 - now a division of Collins Communications in the Company's Communications Products sector) added $6.7 million in third quarter revenues to the other existing businesses of HTC.

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FINANCIAL DETAILS:


                                  QUARTER ENDED             $          %              TWELVE MONTHS               $             %
------------------------------------------------------------------------------------------------------------------------------------
 (IN THOUSANDS)                '98            '97         CHANGE     CHANGE        '98            '97           CHANGE        CHANGE
------------------------------------------------------------------------------------------------------------------------------------
 REVENUES                     $25,480       $20,168       $5,312      26.3%        $94,573        $76,462       $18,111       23.7%

 EXPENSES                     $19,392       $14,746       $4,646      31.5%        $69,881        $55,806       $14,075       25.2%
                              -------       -------       ------                   -------        -------       -------

 OPERATING INCOME              $6,088        $5,422        $ 666      12.3%        $24,692        $20,656        $4,036       19.5%

 INTEREST EXPENSE             ($1,235)        ($887)       ($348)    (39.2%)       ($4,596)       ($2,292)      ($2,304)    (100.5%)

 OTHER INCOME/                 $  269          $503       ($ 234)    (46.5%)        $2,723         $8,107       ($5,384)     (66.4%)
  (EXP),NET                   -------       -------       ------                   -------        -------       -------

 PRE-TAX NET INCOME            $5,122        $5,038         $ 84       1.7%        $22,819        $26,471       ($3,652)     (13.8%)

 INCOME TAXES                  $2,082        $2,099        ($ 17)     (0.8%)        $9,293        $10,992      ( $1,699)     (15.5%)
                              -------       -------       ------                   -------        -------       -------

 NET INCOME                    $3,040        $2,939       $  101       3.4%        $13,526        $15,479       ($1,953)     (12.6%)
                              -------       -------       ------                   -------        -------       -------
                              -------       -------       ------                   -------        -------       -------

 (NOT IN THOUSANDS)
 BASIC AND FULLY                $0.22         $0.22                    0.0%          $0.99          $1.12                    (11.6%)
 DILUTED EARNINGS PER
 SHARE (AFTER SPLIT)
 EARNINGS PER SHARE             $0.22         $0.22                    0.0%          $0.93          $0.85                      9.4%
 PRIOR TO UNIQUE GAINS
 AVERAGE SHARES #          13,660,393    13,602,348                    0.4%     13,637,058     13,811,871                     (1.3%)

 DIVIDEND PER SHARE             $0.11         $0.10                   10.0%          $0.44          $0.40                     10.0%



OPERATING INCOME FOR THE QUARTER AND THE YEAR
Operating income prior to unique gains, interest and taxes increased 12.3% for the fourth quarter and 19.5% year-to-date. The Company experienced a 16% increase in profitability in its Telephone sector and a 12% increase in profitability from its Communications Products sector for the year. All other sectors were approximately the same as 1997. Increased interest expense to fund corporate growth offset the operating income increases and caused HTC's net income to show a 3.4% increase for the fourth quarter and 8.1% increase for the year, without the effects of the unique gains in the third quarter of both 1997 and 1998.

CALENDAR YEAR NET INCOME
The twelve-month year-end net earnings of $13,526,000 are a 12.6% decrease over 1997 for the same period. Without the benefits of $811,000 of unique after-tax gains in the third quarter of 1998 and $3.7 million in the third quarter of 1997, net income from operations would have increased $956,000 or
8.1% for the calendar year.   The 1997 gain was from the Company's sale of
DBS - Direct TV rights. The 1998 gain was from the sale of Digital Techniques, Inc. and other unrelated securities.

Hickory Tech Corporation is a diversified communications holding company located in Mankato, Minnesota. HTC is in its 101st year of operations with its roots in the local telephone exchange business. From this base it has expanded into four sectors: Local Telephone, Communication Products, Billing/Data Processing and Communication Services. For the year 1998, HTC had $95 million in revenue with ongoing operations in Minnesota and Iowa. The NASDAQ symbol is HTCO. The Internet home page address is: http://www.hickorytech.com

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                                     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      January 21, 1999



                              HICKORY TECH CORPORATION

                         By   /s/ Robert D. Alton
                              ---------------------------------------------
                              Robert D. Alton, Jr., Chief Executive Officer



                         By   /s/ David A. Christensen
                              ---------------------------------------------
                              David A. Christensen, Chief Financial Officer